Exhibit 99.20

DECLARATION OF THE

MARY R. MOLINA

GRANTOR RETAINED ANNUITY TRUST 811/3

MARY R. MOLINA (“trustor”) declares that she has transferred and delivered to WILLIAM DENTINO and CURTIS PEDERSEN (“trustee”), without consideration, the property described in Schedule A attached to this Declaration of the Mary R. Molina Grantor Retained Annuity Trust 811/3 (“Declaration”).

ARTICLE I.                                                  TRUST NAME, FAMILY AND INTENT

1.01.                     Name. The grantor retained annuity trust created by this Declaration for the benefit of the trustor (“GRAT” or “trust”) may be referred to as the MARY R. MOLINA GRANTOR RETAINED ANNUITY TRUST 811/3 or as the MRM GRAT 811/3.

1.02.                     Family. The trustor has five (5) children now living, whose names are JOSEPH MARION MOLINA, M.D., MARY MARTHA BERNADETT, M.D., JOHN C. MOLINA, JANET M. WATT and JOSEPHINE M. MOLINA.

1.03.                     Intent. The trustor intends by this Declaration to create a grantor retained annuity trust, as contemplated by Internal Revenue Code (“Code”) Section 2702 and the Treasury Regulations (“Regs”) thereunder, and to retain a “qualified interest” in the trust within the meaning of Code Section 2702(b)(1) and a “qualified annuity interest” within the meaning of Regs. 25.2702-2(a)(7). All provisions of this Declaration shall be conformed to that intent and the GRAT shall be administered to carry out that intent. See Article VII regarding mandatory tax provisions. The trustee is prohibited from exercising any power or discretion, whether granted under this Declaration or by law, that would be inconsistent with the trustor’s intent set forth above or that would jeopardize the realization of such intent. If any provision required to be contained in an instrument creating such a qualified annuity interest is not otherwise set forth herein, it is hereby incorporated herein by reference and shall have the same force and effect as though expressly set forth herein. If any provision in this Declaration may not be contained in an instrument creating such a qualified annuity interest, such provision shall be void and of no effect hereunder and this Declaration shall be construed and the GRAT shall be administered as though such a provision were not contained herein.

ARTICLE II.                                             TRUST ESTATE

All property subject to this Declaration from time to time is referred to as the “trust estate” and shall be held, administered and distributed in accordance with this Declaration.

ARTICLE III.                                        IRREVOCABILITY OF TRUST

The trust established under this Declaration is irrevocable. The trust may not be altered or amended, except as otherwise provided in paragraph 11.05.

ARTICLE IV.                                         GRAT TERM

The trust established under this Declaration is effective and commences on the date the property described on Schedule A attached hereto is transferred to the trust and terminates three (3) years after that date. The period before termination is referred to as the “GRAT Term.” The trustee shall enter on Schedule A attached hereto the date on which the trust commences.

ARTICLE V.                                              OPERATION OF GRAT

5.01.                     Distribution of Annuity Amounts. The trustee shall distribute an annuity at the times and in the amounts set forth in this Article V (“Annuity Amounts”). The Annuity Amounts shall be distributed to the trustor, or if the trustor dies before receipt of all Annuity Amounts, any remaining Annuity Amounts shall be distributed to the estate of the trustor. The right of the trustor (or the trustor’s estate) to receive the Annuity Amounts shall begin on the effective date of the trust. The Annuity Amounts shall be due and payable annually, based on the anniversary date of the commencement of the trust (i.e., due and payable on the day before the anniversary date) for each year of the GRAT Term, and shall be paid no later than 105 days after the payment date to which it relates.

5.02.                     Calculation of Annuity Amounts; Incorrect Valuation. The Annuity Amount to be distributed for the first year of the GRAT Term shall be that amount which, if not exactly a whole dollar amount, shall be rounded up to the nearest whole dollar, expressed as a percentage of the fair market value as finally determined for Federal gift tax purposes of the property initially contributed to the GRAT, paid as provided herein, such that by increasing the Annuity Amount for the each succeeding year of the GRAT Term by twenty percent (20%) of the Annuity Amount for the immediately preceding year, the value of the remainder interest, as finally determined for Federal gift tax purposes, equals zero. The Annuity Amount to be distributed for each succeeding year of the GRAT Term after the first year shall be one hundred twenty percent (120%) of the Annuity Amount for the immediately preceding year. If the initial fair market value for Federal tax purposes of the property contributed to the trust is incorrectly determined, then within a reasonable time after the value is finally determined for Federal tax purposes, the trustee shall pay to the trustor or the trustor’s estate (in the case of undervaluation), or the trustor or the trustor’s estate shall repay to the trustee (in the case of overvaluation), an amount equal to the difference between the amount that the trustee should have paid to the trustor or the trustor’s estate if the correct value were used and the amount actually paid to the trustor or the trustor’s estate.

5.03.                     Short Year. Because the Annuity Amounts are payable pursuant to paragraph 5.01 based on each year of the GRAT Term (as opposed to based on the taxable year of the trust), and because the GRAT Term is a whole number of years, there should be no Annuity Amounts payable based on a period of less than one full year. However, if for any reason an Annuity Amount is payable for a period of less than one full year, the Annuity Amount shall be the amount otherwise determined for the year, multiplied by a fraction, the numerator of which is the number of days in the short period and the denominator of which is 365 (366 if February 29 is a day included in the numerator), and each prorated portion shall be paid to its recipient within the time allowed under Code Section 2702 and the related Regs. If the trustor dies during a year of the GRAT Term and daily proration of the Annuity Amount for such year is required between the trustor and the trustor’s estate under Code Section 2702 and the related Regs, the trustee shall so prorate and pay such Annuity Amount as provided above.

5.04.                     Source of Annuity Amounts; Accumulation of Remaining Income; No Notes, Etc. The Annuity Amounts shall be paid out of, and chargeable first to, income of the trust, and then principal, and any remaining income shall be accumulated and added to principal. The Annuity Amounts shall be paid with available cash, if any, and then with other assets of the trust. The Annuity Amounts shall not be paid by issuing a note, other debt instrument, option or other similar financial arrangement, directly or indirectly, in satisfaction of the Annuity’ Amount payment obligation.

5.05.                     Trustor Sole Beneficiary of GRAT. The trustee shall make no distribution or payment to any person other than the trustor (or the trustor’s estate) during the GRAT Term or thereafter; provided, however, that (i) this provision shall not limit the trustee’s ability to pay trust expenses, and (ii) after the end of the GRAT Term and all Annuity Amounts have been paid to the trustor (or the trustor’s estate), the remaining assets of the trust, if any, shall be distributed in accordance with paragraph 5.06.

5.06.                     Remainder; Trustor Fails to Survive.

A.                                    Trustor Survives GRAT Term. If the trustor survives the GRAT Term and receipt of all Annuity Amounts, the portion of the trust estate, if any, remaining after payment to the trustor of all Annuity Amounts shall be distributed in accordance with Article VI. If the trustor dies after the end of the GRAT Term, but before receipt of all Annuity Amounts, the remaining Annuity Amounts shall be paid to the estate of the trustor, and the portion of the trust estate, if any, remaining after such payments shall be distributed in accordance with Article VI.

B.                                    Trustor Fails to Survive GRAT Term. If the trustor fails to survive the GRAT Term, the trustee shall pay all remaining Annuity Amounts to the estate of the trustor and the portion of the trust estate, if any, remaining after such payments shall be distributed as follows: If there is a Federal estate tax in effect at the trustor’s death, then the part (if any) of such portion of the trust estate includible in the trustor’s gross estate shall be distributed to the trustor’s estate and the part (if any) of such portion of the trust estate not includible in the trustor’s gross estate shall be distributed in accordance with Article VI. If there is no Federal estate tax in effect at the trustor’s death, then such portion of the trust estate shall be distributed in accordance with Article VI.

C.                                    Application of Paragraph 5.02. All payments pursuant to this paragraph 5.06 shall be subject to a pro rata proportionate share of the rights and duties of the trustee pursuant to paragraph 5.02, regarding incorrect valuation of the property initially contributed to the trust.

5.07.                     No Distribution for Income Taxes. Notwithstanding any contrary statute or case law, the trustee shall not pay to the trustor (or the trustor’s estate), and the trustor waives any right to, any principal or income of the trust estate on account of or in discharge of or reimbursement of the income tax liability of the trustor (or the trustor’s estate) (whether Federal, state or otherwise), if any, with respect to (i) trust income taxed to the trustor (or the trustor’s estate) or (ii) gains recognized by the trust and taxed to the trustor (or the trustor’s estate).

5.08.                     Trustee as Nominee for Trustor/Estate. The trustee is required to pay the Annuity Amounts within certain time limits, as set forth above. If somehow any portion of the Annuity Amount payable to the trustor or the trustor’s estate, as the case may be, on a particular date is not distributed in its entirety by the trustee to the trustor or the trustor’s estate, as the case may be, by the end of the last day (the “Annuity Due Date”) on which it must be paid in order for the annuity to be treated as a qualified annuity interest under Regs. Section 25.2702-2(a)(7), including any applicable grace period (such unpaid portion of the Annuity Amount being hereinafter sometimes referred to as the

“Undistributed Annuity Amount”), then, at the end of the Annuity Due Date, the Annuity Property (as hereinafter defined) held by the trustee shall vest absolutely in the trustor or the trustor’s estate, as the case may be. The trust shall immediately terminate as to the Annuity Property, and the trustee in the trustee’s capacity as trustee shall have no further duties, power, authority or discretion to administer the Annuity Property notwithstanding any provision of applicable law or this Declaration to the contrary. The trustee shall hold the Annuity Property exclusively as nominee and agent for the trustor or the trustor’s estate, as the case may be. The trustor hereby authorizes the trustee, but only as nominee and agent for the trustor or the trustor’s estate, as the case may be, to invest the Annuity Property on behalf of the trustor or the trustor’s estate, as the case may be, with the same authority as the trustor or the trustor’s estate, as the case may be, could individually. The trustee, both as trustee and as such nominee and agent, is hereby relieved of any liability for commingling assets that have vested absolutely in the trustor or the trustor’s estate, as the case may be, with assets that remain part of the trust estate. Any Annuity Property that has vested in the trustor as hereinbefore provided shall, upon the trustor’s subsequent death, vest in the trustor’s estate. For purposes of this paragraph, the term “Annuity Property” means that portion of the trust estate (i) having a fair market value as finally determined for Federal gift tax purposes equal to the lesser of (a) all property held by the trustee, in the trustee’s capacity as trustee, at the end of the Annuity Due Date or (b) the Undistributed Annuity Amount, and (ii) if the fair market value as finally determined for Federal gift tax purposes of all property then held by the trustee is greater than the Undistributed Annuity Amount at the end of the Annuity Due Date, consisting of cash first and then assets with the lowest adjusted basis as a percentage of their fair market value, and if more than one asset has the lowest basis as a percentage of fair market value, consisting of a proportionate share of each such asset and (iii) shall include all income, appreciation and depreciation on such assets and all other incidents of ownership attributed thereto.

ARTICLE VI.                                         DISTRIBUTIONS ON GRAT TERMINATION

6.01.                     Distribution. The portion of the trust estate to be distributed in accordance with this Article VI shall be distributed as follows: The trustee shall divide such portion into as many equal shares as there are children of the trustor who survive the GRAT Term and children of the trustor who do not survive the GRAT Term, but leave issue who do survive the GRAT Term. The shares of such portion shall be distributed as follows:

A.                                    Children Who Survive GRAT Term. Each share allocated to a child of the trustor who survives the GRAT Term shall be distributed, subject to a pro rata proportionate share of the trustee’s rights and duties pursuant to paragraph 5.02 (regarding incorrect valuation of the property initially contributed to the trust), as follows:

(1)                                 Joseph Marion Molina, M.D. If JOSEPH MARION MOLINA, M.D., survives the GRAT Term, the share allocated to him shall be distributed outright and free of trust to him.

(2)                                 Mary Martha Bernadett, M.D. If MARY MARTHA BERNADETT, M.D., survives the GRAT Term, the share allocated to her shall be distributed outright and free of trust to her.

(3)                                 John C. Molina. If JOHN C. MOLINA survives the GRAT Term, the share allocated to him shall be distributed outright and free of trust to him.

(4)                                 Janet M. Watt. If JANET M. WATT survives the GRAT Term, the share allocated to her shall be distributed outright and free of trust to her.

(5)                                 Josephine M. Molina. If JOSEPHINE M. MOLINA survives the GRAT Term, the share allocated to her shall be distributed outright and free of trust to her.

B.                                    Children Who Do Not Survive GRAT Term. Each share allocated to a deceased child of the trustor who does not survive the GRAT Term, but who leaves issue who do survive the GRAT Term, shall be distributed, subject to a pro rata proportionate share of the trustee’s rights and duties pursuant to paragraph 5.02 (regarding incorrect valuation of the property initially contributed to the trust), to the estate of such child.

C.                                    Alternate Distribution. If before full distribution of the trust estate, all of the trustor’s issue are deceased and no other disposition of the trust estate or portion thereof is directed by this Declaration, the trust estate or the portion thereof then remaining shall be distributed to those persons who would have been the heirs of MARY R. MOLINA if she had then died, their identities and their respective shares to be determined in accordance with the laws of the State of California then in effect relating to the succession of separate property not acquired from a predeceased spouse.

ARTICLE VII.                                    MANDATORY TAX PROVISIONS

7.01.                     Purpose of Article. The purpose of this Article is to include provisions in the trust, or reference other provisions in this Declaration, required for the trustor’s reserved annuity interest in the trust to constitute a qualified interest under Code Section 2702 and a qualified annuity interest under the Treasury Regulations thereunder.

7.02.                     Payment of Annuity Amounts (Regs. 25.2702-3(b)(1)).

A.                                    Irrevocable Right to Receive Fixed Amount. The annuity payable pursuant to this Declaration is an irrevocable right to receive a fixed amount. See paragraph 5.01 regarding the right of the trustor (or the trustor’s estate) to payment of the Annuity Amounts, paragraph 5.02 regarding calculation of the fixed amount (as permitted under Regs. 25.2702-3(b)(l)(ii)(B)) and Article III as to irrevocability of the trust.

B.                                    Annuity Amounts Payable Annually. The Annuity Amounts are payable annually to the trustor (or the trustor’s estate). See paragraph 5.01.

7.03.                     Incorrect Valuation of Trust Property (Regs. 25.2702-3(b)(2) and 664-2(a)(1)(iii)). If the value of the property initially contributed to the trust is incorrectly determined by the trustee, then within a reasonable period after final determination of correct value for Federal tax purposes the trustee is required to pay to the trustor (or the trustor’s estate) (in the case of an undervaluation) or the trustor (or the trustor’s estate) is required to repay to the trustee (in the case of an overvaluation) an amount equal to the difference between the amount which should have been paid if the correct value were used and the amount actually paid. See paragraph 5.02.

7.04.                     Period for Payment of Annuity Amounts (Regs. 25.2702-3(b)(3)). The Annuity Amounts are payable annually, based on the anniversary date of the creation of the trust. See paragraph 5.01. If an Annuity Amount is payable for a period of less than twelve (12) months, proration is required. See paragraph 5.03.

7.05.                     Payment of Annuity Amounts in Certain Circumstances (Regs. 25.2702-3(b)(4)). The Annuity Amounts are required to be paid within 105 days after the end of each year of the GRAT Term. See paragraph 5.01.

7.06.                     Additional Contributions Prohibited (Regs. 25.2702-3(b)(5)). No additional contributions to the GRAT (i.e., in addition to the initial contribution) shall be allowed and the trustee shall not accept any such additional contributions. If any transfer in addition to the initial contribution is deemed made to the trustee, such deemed additional transfer shall not be held by the trustee as part of the GRAT, but instead shall be held in a separate trust upon the same terms and conditions as the initial contribution.

7.07.                     Contingencies (Regs. 25.2702-3(d)(2)). The Annuity Amounts shall be paid to the trustor (or the trustor’s estate) in all events and shall not be subject to any contingencies.

7.08.                     No Amounts Payable to Other Persons (Regs. 25.2702-3(d)(3)). No distributions or payments are permitted to any person other than the trustor (or the trustor’s estate) during the GRAT Term or thereafter, other than to the remainder beneficiaries after the GRAT Term and after payment of all Annuity Amounts to the trustor (or the trustor’s estate). See paragraphs 5.05 and 5.06.

7.09.                     Term of Annuity Interest (Regs. 25.2702-3(d)(4)). The term of the annuity and the term of the annuity interest are fixed and ascertainable pursuant to Article IV and paragraphs 5.01 and 5.02 at the creation of the trust. The term is for the number of years specified in Article IV.

7.10.                     Commutation Prohibited (Regs. 25.2702-3(d)(5)). Commutation (prepayment) of the interest of the trustor (or the trustor’s estate) is prohibited.

7.11.                     Use of Debt Obligation to Satisfy Annuity Payment Obligation (Regs 25.2702-3(d)(6)(i)). The trustee shall not issue a note, other debt instrument, option or other similar financial arrangement, directly or indirectly, in satisfaction of the annuity payment obligation. See paragraph 5.04.

ARTICLE VIII.                               TRUSTEES

8.01.                     Designation of Trustee. WILLIAM DENTINO and CURTIS PEDERSEN shall serve as trustee. If WILLIAM DENTINO or CURTIS PEDERSEN ceases to act as trustee, the other one of them shall serve as sole trustee. Should the other one of them cease to serve as trustee, the person designated by him shall serve as trustee; provided, however, that the trustor shall not be designated as a trustee. The last designated trustee is authorized to designate one or more successor trustees, and if there is no designated successor trustee, then a majority of the then living children of the trustor may appoint a successor trustee; provided, however, that the trustor shall not be designated as a trustee.

8.02.                     Advisors. The trustee is authorized to employ custodians, investment advisors, attorneys, accountants and other agents or advisors to assist the trustee in the administration of the trust, and to rely on information and advice given by such agents and advisors. Reasonable compensation for all services performed by such agents and advisors shall be paid from the trust estate.

8.03.                     No Bond. No bond shall be required of any person named as trustee in this Declaration or designated as trustee pursuant to this Declaration.

8.04.                     Compensation; Expenses. Each trustee shall receive reasonable compensation from the trust estate during each year of the GRAT Term without court order, unless waived by the trustee. If a trustee shall serve for a part of a year, the annual compensation shall be prorated. The trustee shall be entitled to reimbursement for (or direct payment of) reasonable expenses incurred in administration of the trust.

8.05.                     Exculpatory Clause.

A.                                    Notice of Deaths, Etc. No trustee without actual notice of any death, birth or other event upon which the right to payments under this Declaration depends shall be liable for any disbursements unless made in bad faith.

B.                                    Responsibility for Other Trustees. No trustee or successor trustee shall be liable or responsible for the acts, omissions or defaults of a co-trustee or predecessor trustee, as the case may be. Unless, within ninety (90) days of his, her or its appointment, a successor trustee is requested in writing by a current beneficiary or a current beneficiary’s agent to investigate the actions of the predecessor trustee, such successor trustee shall not be required to make such investigation and may accept the accounting records of the predecessor trustee without liability. If requested to investigate any action of the predecessor trustee, all trustee’s fees, attorneys’ fees, accounting fees and other fees and costs so incurred shall be paid by and charged against the trust estate, subject to any right of reimbursement or contribution from the predecessor trustee.

C.                                    Reliance on Professionals. No trustee who has employed professionals to assist with the administration of any trust established hereunder shall be liable or responsible for the acts, omissions or defaults of such professionals, nor shall the trustee be obligated to supervise or monitor any of them more often than on a semiannual basis, unless either (a) the trustee employed such professional in bad faith, with gross negligence or with willful misconduct, or (b) the trustee has actual knowledge of facts which might reasonably be expected to put him or her on notice of such acts, omissions or defaults and fails to act with respect thereto.

8.06.                     Voluntary Resignation. A trustee may resign upon written notice to all other trustees or, if there are none, to his, her or its successor or, if there is none, to all then living children of the trustor; provided, however, that such trustee shall not be relieved of liability until his, her or its successor, if any, has qualified and such trustee’s accounting has been settled.

8.07.                     Conflicts of Interest. No trustee named or designated herein shall be disqualified by reason of acting as a trustee of another trust owning an interest in real or personal property, or in a corporation or other business venture, or by reason of being an officer, director or employee of any corporation or other business venture, an interest in which is also a part of the trust estate.

8.08.                     Accountings.

A.                                    Waiver of Statutory Duty to Account. The trustor hereby waives any reports or accounts that may be otherwise required by Section 16061 or 16062 of the California Probate Code to be made to any beneficiary.

B.                                    Voluntary Accountings. The trustee may at any time render an account to any beneficiary by mailing or delivering a copy of such account to such beneficiary within a reasonable time after preparing such an account. If the beneficiary is under a legal disability, the trustee shall instead provide a copy of such account to any court appointed guardian of the person or estate of such beneficiary or to any conservator of such beneficiary’s estate or, if no guardian or conservator has been appointed, to a parent of such beneficiary having legal custody of such beneficiary.

C.                                    Effect of Voluntary Accounting. The trustor intends that, if the trustee elects to prepare and distribute accounts as hereinabove provided, the trustee shall be completely released and discharged with respect to all matters fairly reflected in such account as to any beneficiary to whom, or to the guardian, conservator or parent of whom, such account is distributed if (i) such beneficiary or the guardian, conservator or parent of such beneficiary to whom such account is so distributed (if any) gives the trustee written approval of such account or (ii) such beneficiary or the guardian, conservator or parent of such beneficiary fails to object to such account in writing within sixty (60) days, or such longer period as may be required under the California Trust Law, after the trustee has mailed or delivered a copy of such account to such beneficiary or such guardian, conservator or parent, as the case may be. Any approval of or failure to make timely objection to any account that is binding upon a beneficiary shall also be binding upon all descendants of such beneficiary and upon any other successor in interest of such beneficiary not otherwise objecting to such account within the time limit as hereinabove provided, including but not limited to descendants and successors who are minors, incompetents or not yet in being. No person, guardian, guardian ad litem or conservator not otherwise objecting to such account within the time limit as hereinabove provided shall be entitled to question any account of the trustee that has been approved by an ancestor or predecessor in interest of such person or his ward, or as to which any such ancestor or predecessor in interest would have been bound as above provided.

D.                                    No Effect on Other Limitations of Liability. The trustor intends by this paragraph 8.08 to provide an informal, non-judicial and inexpensive procedure whereby any trustee may obtain a complete discharge with respect to such trustee’s administration of, and all other actions taken by such trustee with respect to, the trust. Therefore, the trustor intends that the interests of each beneficiary of the trust be subject to the provisions of this paragraph. Nothing in this paragraph shall be construed, however, as negating or conflicting with any other provision hereof restricting or limiting the liability of the trustee, regardless of whether or not the trustee elects to prepare and distribute accounts as hereinabove provided.

8.09.                     Receipts Upon Distribution. As a condition precedent to the distribution of any part of the principal of a trust established hereunder to a beneficiary entitled thereto, the trustee may require such beneficiary to deliver to the trustee a receipt for the portion of the trust estate then paid to such beneficiary.

8.10.                     Incapacity of Trustee. Any individual trustee who is deemed incapacitated pursuant to paragraph 8.10A shall temporarily or permanently, as the case may be, cease to serve as a trustee as provided in paragraph 8.10B.

A.                                    Determination of Incapacity or Capacity. For purposes of this Declaration, an individual trustee shall be deemed to be incapacitated or to have recovered from a temporary incapacity if either (i) (a) a physician who is not related by blood or marriage to any trustee or Beneficiary examines such individual and certifies in writing that such individual is or is not temporarily or permanently incapacitated or (b) the spouse of such individual, if any, and any two (2) children of the trustor declare in writing under penalty of perjury that, in their opinion, such individual is or is not temporarily or permanently incapacitated (in either case, a “determination”), or (ii) the court having jurisdiction over any trust under this Declaration of which such individual is serving as trustee finds that such individual is or is not temporarily or permanently incapacitated (a “finding”). As used herein, the term “incapacitated” means incapable of exercising powers as trustee under the criteria set forth in California Probate Code Section 800, et seq. If any trustee (including a person who has been determined to be incapacitated) or beneficiary disputes a determination, such trustee or beneficiary may petition the court for a finding under this paragraph, and the court’s finding shall supersede the determination. The expenses of any examination or court proceeding under this paragraph 8.10A shall be paid from the trust estate.

B.                                    Effect of Determination or Finding of Incapacity.

(1)                                 Temporary Incapacity. An individual trustee shall temporarily cease to serve as trustee of all trusts under this Declaration upon a determination or finding of temporary incapacity. If the temporarily incapacitated trustee is serving as a co-trustee, the other trustee(s) shall make any and all decisions during the period of temporary incapacity as though they were the only trustee(s), and no successor trustee for such temporarily incapacitated trustee shall serve in his or her place. If the temporarily incapacitated trustee is serving as sole trustee, the successor trustee(s) named or designated herein shall serve in his or her place and shall make any and all decisions during the period of temporary incapacity as though they were the only trustee(s).

(2)                                 Resumption of Trusteeship Upon Recovery From Temporary Incapacity. Any trustee deemed to be temporarily incapacitated shall resume serving as a trustee upon a determination or finding of capacity, if made within ninety (90) days following the determination or finding of temporary incapacity. Unless an accounting is waived by a majority in percentage interest of all Income Beneficiaries of any trust, the successor trustee serving in place of a temporarily incapacitated sole trustee during the period of temporary incapacity shall not be relieved of liability with respect to such trust until such successor trustee’s accounting has been settled.

(3)                                 Permanent Incapacity. An individual trustee shall permanently cease to serve as trustee of all trusts under this Declaration upon the first to occur of (a) the expiration of ninety (90) days following a determination or finding of temporary incapacity, unless the individual trustee has resumed serving as trustee pursuant to subparagraph (2) above, and (b) a determination or finding of permanent incapacity. For purposes of the preceding sentence, if, within ten (10) days following an individual trustee’s resumption of service as trustee pursuant to subparagraph (2) above, there is a subsequent determination or finding of his or her incapacity, the temporary period of capacity shall be disregarded and the ninety (90) day period shall commence from the initial determination or finding of incapacity. A trustee who permanently ceases to serve as trustee pursuant to this paragraph shall not be relieved of liability as trustee until his or her accounting has been settled.

C.                                    Consent to Examination and Waiver of Doctor-Patient Privilege. Each individual trustee hereunder, by accepting his or her office, (i) agrees to cooperate in any examination reasonably necessary to carry out the provisions of this paragraph 8.10, (ii) waives the doctor-patient privilege in respect to the results of such examination to the extent required to implement this paragraph 8.10 and otherwise to facilitate the administration of all trusts being administered hereunder, and (iii) agrees that his or her obligation to comply with the provisions of this paragraph 8.10 is specifically enforceable.

8.11.                     Self Dealing. Except to the extent (but only to the extent) a restraint on self-dealing may not be waived under applicable local law by a governing instrument, the trustor authorizes any trustee acting hereunder, without court approval or notice, to participate in any decision (1) to purchase or otherwise acquire assets from and (2) to sell, transfer, exchange or loan any assets to any trust of which such trustee is acting as a trustee and/or any estate of which such trustee is acting as executor, at any time or times and upon such terms and conditions as the trustee may reasonably deem advisable, notwithstanding that such participation otherwise may be an act of self-dealing under applicable state law.

ARTICLE IX.                                        TRUSTEE POWERS

9.01.                     General Powers. To carry out the purposes of this Declaration and subject to any limitations or exceptions stated elsewhere in this Declaration, the trustee shall have the following powers in addition to those conferred by the California Trust Law (as amended from time to time):

A.                                    Underproductive Property. To retain, purchase or otherwise acquire underproductive property.

B.                                    Manage Trust Property. To manage, control, grant options on, sell, convey, exchange, partition, divide, improve and repair trust property.

C.                                    Lease Trust Property. To lease trust property.

D.                                    Borrowing. To borrow money and to encumber trust property by mortgage, deed of trust, pledge or otherwise, whether within or beyond the term of the trust.

E.                                     Litigation. To initiate or defend, at the expense of the trust, any litigation relating to the trust or any property of the trust estate.

F.                                      Insurance. To carry insurance of the kinds and in the amounts the trustee considers advisable, at the expense of the trust, to protect the trust estate and the trustee personally against any hazard.

G.                                    Distributions. To partition, allot and distribute the trust estate on final distribution in undivided interests or in kind, or partly in money and partly in kind, at valuations determined by the trustee, and to sell any property the trustee considers necessary for division or distribution. The trustee may, in the trustee’s discretion, make a nonprorata division among beneficiaries if the respective assets distributed to the beneficiaries have equivalent or proportionate fair market values. The income tax bases of assets distributed nonprorata need not be equivalent and may vary to a greater or lesser amount, as determined by the trustee in the trustee’s discretion. The trustee may delay the final distribution of the trust estate under Article VI until any estate taxes due with respect to the trust estate due to the death of the trustor, or any other tax obligations with respect to the trust estate, have been paid or adequately provided for, as reasonably determined by the trustee.

9.02.                     Special Provisions Regarding Business Interests. In respect to any ownership interest in any entity (including but not limited to partnerships, corporations, limited liability companies, sole proprietorships or fee ownership of real estate transferred to the trust by (or at the direction of) the trustor (or activities related to any of the foregoing), the following shall apply:

A.                                    Retention. The trustee is authorized within the trustee’s sole discretion to retain all such ownership interests transferred to the trust by the trustor (or at the direction of the trustor), and to invest in and continue to own any such ownership interest and to retain any such ownership interest so acquired, to acquire additional ownership interests in such entity, and to become a limited or general partner, sole proprietor, member or stockholder in any new enterprise or enterprises related to such entity.

B.                                    No Diversification Required. All of the powers given to the trustee in paragraph A may, in the trustee’s sole discretion, be exercised without regard to the normal principals of diversification applicable to trust investments with respect to any ownership interest described in the preceding paragraph A, which are hereby waived.

C.                                    Profits and Losses. Profits and losses shall inure to and be chargeable to the trust owning such ownership interests, and not to the trustee personally.

D.                                    Losses Chargeable to Trust. The trustee shall not be liable to any beneficiary of any trust created hereunder or to any other person for losses resulting from retaining any of such ownership interests or for misconduct, mismanagement or negligence on the part of any partner, shareholder, member, employee, director or officer who is not a trustee himself.

9.03.                     Continuation After Termination. All property in the hands of the trustee shall remain subject to this Declaration (limited as provided in paragraph 5.08, if applicable). The powers and duties of the trustee shall continue after termination of the trust until all property in the trust estate has been distributed, and further as may be necessary to comply with paragraph 5.02 (regarding incorrect valuation of the property initially contributed to the trust).

9.04.                     Tax Elections. No trustee shall participate in any decision with respect to any tax election or option, under Federal, state or local law that could directly or indirectly enlarge, diminish or shift his or her beneficial interest hereunder from or to the beneficial interest hereunder of another person. Any such tax election or option shall be made only by a trustee who does not have a beneficial interest hereunder or whose beneficial interest could not be enlarged, diminished or shifted by the election or option. If the only trustee or trustees who otherwise could exercise such tax election or option hold beneficial interests hereunder that could be so enlarged, diminished or shifted, then another individual or a bank or trust company (but not an individual, bank or trust company that is related or subordinate within the meaning of Code Sec. 672(c) to any acting fiduciary hereunder) shall be appointed by the trustee or trustees by an acknowledged instrument delivered to the person so appointed and the fiduciary so appointed shall alone exercise any such election or option.

ARTICLE X.                                             TRUSTOR’S GRANTOR TRUST POWER

The trustor appoints THERESE A. MOLINA as the Substitutor. During the trustor’s lifetime, the Substitutor shall have the power exercisable at any time and from time to time in a non-fiduciary capacity (within the meaning of Code Section 675(4)(C)), without the approval or consent of any person in a fiduciary capacity within the meaning of that section or otherwise, to acquire or reacquire any asset or assets forming part of the trust estate by substituting other property of an equivalent value, determined as of the date of such substitution. The Substitutor’s power of substitution shall not be assignable. Without reducing or eliminating the fiduciary duties imposed on the trustee hereunder or by applicable law, the Substitutor shall exercise this power to substitute property by certifying in writing that the substituted property and the trust property for which it is substituted are of equivalent value, and the trustee shall have a fiduciary obligation to ensure the Substitutor’s compliance with the terms of this power by being satisfied in advance of completing the substitution that the properties acquired and substituted are in fact of equivalent value, within the meaning of Revenue Ruling 2008-22. This power to substitute property cannot be exercised in a manner that can shift benefits among the trust beneficiaries. Without limiting the foregoing prohibition upon shifting benefits among the trust beneficiaries, the trustee shall have the power to reinvest the principal of the trust and the duty of impartiality with respect to trust beneficiaries at all times while this power of substitution is in effect. The foregoing grant of a power of reinvestment and imposition of a duty of impartiality are included herein for compliance with Revenue Ruling 2008-22, and whenever such power and duty are not granted and imposed under this Article, the remaining provisions of this Declaration and applicable law shall determine whether and to what extent such power and duty are granted and imposed. The Substitutor may at any time irrevocably release such power by delivery of an acknowledged instrument in writing to the trustee, in which case the Substitutor’s power shall cease. The Substitutor may cease to act as Substitutor (without causing a release of the power) by delivery of a written and acknowledged notice to the trustee. If THERESE A. MOLINA ceases to act (without releasing the power), dies or becomes incompetent, FAUSTINO BERNADETT, M.D., shall be the Substitutor. If FAUSTINO BERNADETT, M.D., ceases to act (without releasing the power), dies or becomes incompetent, the next designated person shall become the Substitutor, and if there is no designated person, the trustee (but acting in an individual capacity and not in a fiduciary capacity) shall exercise the Substitutor’s powers under this Article until the appointment of a successor Substitutor, and the trustee shall undertake expeditiously to appoint a successor Substitutor. THERESE A. MOLINA and/or FAUSTINO BERNADETT, M.D., shall have the power to designate one or more persons to succeed them as Substitutor by a written instrument delivered to the trustee. In the event of a conflict between designations, the latest in time shall control. Under no circumstances shall the person designated by one or both or them or by the trustee to hold this power as Substitutor be the trustor, any beneficiary or any person who is a related or subordinate party within the meaning of Code Section 672(c) with respect to the trustor. The trustor intends that she be treated as the owner of the trust estate for income tax purposes only due to this power of substitution, and only while this power of substitution exists, in accordance with Code Section 675(4)(C).

ARTICLE XI.                                        STATEMENT OF INTENT

This Article states the trustor’s tax-related purposes in creating the trust, and, notwithstanding any law or provision of this Declaration, all provisions of this Declaration shall be construed so as best to effect these purposes. No trustee shall have any power or exercise any discretion in a manner that could reasonably be expected to frustrate the effectuation of these purposes.

11.01.              Gift Tax. The trustor’s reserved annuity interest in the trust shall constitute a qualified interest under Internal Revenue Code Section 2702 and a qualified annuity interest under the Treasury Regulations thereunder.

11.02                 Estate Tax. If the GRAT Term expires during the trustor’s lifetime, all trust assets other than the portion necessary to pay any remaining Annuity Amounts, if any, shall be excluded from the trustor’s gross estate for Federal estate tax purposes.

11.03.              Income Tax. The trust shall be a grantor trust for Federal income tax purposes as to the trustor.

11.04.              Conflict. In the event of any conflict in achieving the purposes set forth in the preceding paragraphs 11.01, 11.02 and 11.03, the purpose set forth in paragraph 11.01 shall prevail over the other purposes.

11.05.              Limited Power to Amend. Unless prohibited by the Internal Revenue Code, Treasury Regulations or administrative pronouncements by the Internal Revenue Service, the trustee may, without the consent of any other person, amend this Declaration to the extent required for the sole purpose of ensuring that the trustor’s interest in the trust is and continues to be a qualified interest under Internal Revenue Code Section 2702 and a qualified annuity interest under the Treasury Regulations thereunder.

ARTICLE XII.                              MISCELLANEOUS PROVISIONS

12.01.              Captions. The use of captions are for convenience to aid in interpretation, but are not to be considered in the construction and interpretation of this Declaration if there is a conflict between a caption and the text.

12.02.              Partial Invalidity. If any provision of this Declaration is unenforceable, the remaining provisions shall, nevertheless, be carried into effect.

12.03.              Rules of Construction and Change of Situs. The validity, construction and all rights under this Declaration are governed by the internal law (and not the law of conflicts) of the State of California; provided, however, that all matters pertaining to the trustee’s administration of real property shall be governed by the laws of the situs of such real property, including such state’s conflict of law principles. This paragraph shall apply regardless of any change of residence of any trustee or any beneficiary, or the appointment or substitution of a trustee residing in another state. The trustee may, with the consent of a majority in percentage interest of all beneficiaries of any trust currently entitled to distributions of income or principal, change the situs of such trust and elect to have such trust be governed by the laws of another state.

12.04.              Interpretation. The masculine, feminine or neuter and the singular and plural shall include the others as appropriate. Unless otherwise specified to the contrary, reference to a particular section of any code, statute or regulation includes any successor thereto and amendment thereof.

12.05.              Successors. The provisions of this Declaration applicable to a party shall be binding on all successors in interest to such party.

12.06.              Intentional Omission. The trustor has intentionally omitted to provide in this Declaration for any person or persons not mentioned herein who, if the trustor had died intestate, would be entitled to share in her estate as an heir at law or otherwise, including but not limited to any person who is not defined as a child of the trustor in Article I.

12.07.              Rule Against Perpetuities. Unless terminated earlier in accordance with other provisions of this Declaration, each trust created by this Declaration or by exercise of any power of appointment conferred by this Declaration (unless an appointed trust is entitled to a new perpetuities period) shall terminate 21 years after the death of the last survivor of the issue of the trustor who are alive on the date this Declaration is fully executed.

This Declaration of the Mary R. Molina Grantor Retained Annuity Trust 811/3, which may be executed in counterparts which together shall constitute one instrument and may be delivered by facsimile or electronic transmission.

Trustor:

Date	8/15/11	/s/ Mary R. Molina
MARY R. MOLINA

		By	/s/ Joseph M. Molina M.D.
Joseph Marion Molina, M.D.,
Her Attorney-in-Fact

Trustee:

Date	8/16/11		/s/ William Dentino
WILLIAM DENTINO

Date	8/12/11		/s/ Curtis Pedersen
CURTIS PEDERSEN

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF LOS ANGELES	)

On August 15, 2011, before me, Lydia Leyn, Notary Public, personally appeared JOSEPH MARION MOLINA, M.D., who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing is true and correct.

WITNESS my hand and official seal.

/s/ Lydia Leyn

DECLARATION OF THE MARY R. MOLINA GRAT 811/3

ACKNOWLEDGEMENT

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF LOS ANGELES	)

On August 12, 2011, before me, Lydia Leyn, Notary Public, personally appeared CURTIS PEDERSEN, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing is true and correct.

WITNESS my hand and official seal.

/s/ Lydia Leyn

STATE OF CALIFORNIA	)
	)	ss.
COUNTY OF PLACER	)

On August 16, 2011, before me, Susan J. Stewart, Notary Public, personally appeared WILLIAM DENTINO, who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing is true and correct.

WITNESS my hand and official seal.

/s/ Susan J. Stewart

DECLARATION OF THE MARY R. MOLINA GRAT 811/3

ACKNOWLEDGEMENT

SCHEDULE A

MRM GRAT 811/3

Property Transferred and Delivered to the Trustee

750,000 Shares of Stock in

MOLINA HEALTHCARE, INC., a Delaware corporation

Date on which Trust commences pursuant to Article IV:

August 18, 2011